Exhibit 10.1
THERMO FISHER SCIENTIFIC INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS,
As amended and restated effective as of February 21, 2024
Section 1.Participation. Any director of Thermo Fisher Scientific Inc. (the “Company”) may elect to have such percentage as he or she may specify of the fees otherwise payable to him or her deferred and paid to him or her as provided in this Plan. A director who is also an employee of the Company or any subsidiary or parent of the Company shall not be eligible to participate in this Plan. Each election to defer fees to be paid in any calendar year shall be made by notice in writing delivered to the Secretary of the Company no later than December 31 of the preceding year, in such form as the Secretary shall designate, and each election shall be applicable only with respect to fees earned during the calendar year designated in the form. The term “participant” as used herein refers to any director who shall have made an election. No participant may defer the receipt of any fees to be earned after the date on which he or she shall cease to be a director of the Company (the “deferral termination date”).
Section 2.Establishment of Deferred Compensation Accounts. There shall be established for each participant an account to be designated as that participant’s deferred compensation account.
Section 3.Allocations to Deferred Compensation Accounts. There shall be allocated to each participant’s deferred compensation account, as of the end of each quarter, an amount equal to his or her fees for that quarter which that participant shall have elected to have deferred pursuant to Section 1.
Section 4.Stock Units and Stock Unit Accounts. All amounts allocated to a participant’s deferred compensation account pursuant to Section 3 shall be converted, at the end of each quarter, into stock units by dividing the accumulated balance in the deferred compensation account as of the end of that quarter by the last sale price per share of the Company’s common stock as reported in The Wall Street Journal, for the last trading day of that quarter. The number of stock units, so determined, rounded to the nearest one-hundredth of a share, shall be credited to a separate stock unit account to be established for the participant, and the aggregate value thereof as of the last business day of that quarter shall be charged to the participant’s deferred compensation account. No amounts credited to the participant’s deferred compensation account pursuant to Section 5 shall be converted into stock units. Any such amount shall be distributed in cash as provided in Section 8.
Section 5.Cash Dividend Credits. Additional credits shall be made to a participant’s deferred compensation account, until all distributions shall have been made from the participant’s stock unit account, in amounts equal to the cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) which the participant would have received from time to time had he or she been the owner on the record dates for the payment of such dividends of the number of shares of the Company’s common stock equal to the number of units in his or her stock unit account on those dates.

Section 6.Stock Dividend Credits. Additional credits shall be made to a participant’s stock unit account, until all distributions shall have been made from the participant’s stock unit account, of a number of units equal to the number of shares of the Company’s common stock, rounded to the nearest one-hundredth share, which the participant would have received from time to time as stock dividends had he or she been the owner on the record dates for the payments of such stock dividends of the number of units of the Company’s common stock equal to the number of units credited to his or her stock unit account on those dates.
Section 7.Adjustments in the Event of Certain Transactions. In the event of a stock dividend, stock split or combination of shares, or other distribution with respect to holders of Common Stock other than normal cash dividends, the number of units then credited to a participant’s stock unit account shall be appropriately adjusted on the same basis. In the event of any recapitalization, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Board, the Board in its discretion may terminate the Plan pursuant to Section 11.
Section 8.Distribution of Stock and Cash After Participant’s Deferral Termination Date. When a participant’s deferral termination date shall occur, the Company shall become obligated to make the distributions prescribed in the following paragraphs (a) and (b).
(a)The Company shall distribute to the participant the number of shares of the common stock of the Company which shall equal the total number of units accumulated in his or her stock unit account as of the close of the fiscal year in which the participant’s deferral termination date occurs. Such distribution of stock shall be made in a single distribution within 60 days after the close of the fiscal year in which the participant’s deferral termination date occurs. Distribution of stock made hereunder may be made from shares of common stock held in the treasury and/or from shares of authorized but previously unissued shares of common stock.
(b)The Company shall distribute to the participant sums in cash equal to the cash balance credited to his or her deferred compensation account as of the close of the fiscal year in which his or her deferral termination date occurs. The cash distribution shall be made on the same date as the distribution made pursuant to paragraph (a) above, and shall consist of the entire cash balance credited to the participant’s deferred compensation account at the time of the distribution.
(c)If a participant’s deferral termination date shall occur by reason of his or her death or if he or she shall die after his or her deferral termination date but prior to receipt of all distributions of stock and cash provided for in this Section 8, all stock and cash remaining distributable hereunder shall be distributed to such beneficiary as the participant shall have designated in writing and filed with the Secretary of the Company or, in the absence of designation, to the participant’s personal representative. Such distributions shall be made in the same manner and at the same intervals as they would have been made to the participant had he or she continued to live.
(d) A participant may change the time of payment of the distribution to be made under Section 8(a) by submitting an election form to the Secretary of the Company. Such election shall not take effect until at least 12 months after the date on which the election is made, the new distribution shall take place at least 5 years after the distribution date that would otherwise been applicable, and the election must be made at least 12 months prior to such distribution date.
Section 9.Participant’s Rights Unsecured. The right of any participant to receive distributions under Section 8 shall be an unsecured claim against the general assets of the Company. The Company may but shall not be obligated to acquire shares of its outstanding common stock from time to time in anticipation of its obligation to make such distributions, but no participant shall have any rights in or against any shares of stock so acquired by the Company. All such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
Section 10.Change in Control.
10.1Impact of Event
In the event of a “Change in Control” as defined in Section 10.2, the Plan shall terminate and full distribution shall be made from all participants’ deferred compensation accounts and stock unit accounts effective upon the Change of Control.
10.2Definition of “Change in Control”
"Change in Control" shall mean the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of a corporation, as determined in accordance with this Section.
In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant's Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii)(A)(3).
In determining whether an event shall be considered a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of a corporation, the following provisions shall apply:
(a)A "change in the ownership" of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a "change in the ownership" of such corporation.
(b)A "change in the effective control" of the applicable corporation shall occur on either of the following dates:
(i)The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 40% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 40% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a "change in the effective control" of such corporation; or
(ii)The date on which a majority of the members of the applicable corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation's board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.
(c)A "change in the ownership of a substantial portion of the assets" of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a "change in the ownership of a substantial portion of the assets" when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vii)(B).
Section 11.Amendment and Termination of the Plan. The Board of Directors of the Company may amend or terminate the Plan at any time and from time to time, provided, however, that no amendment adversely affecting credits already made to any participant’s deferred compensation account or stock unit account may be made without the consent of that participant or, if that participant has died, that participant’s beneficiary. Upon termination of the Plan, the Company shall be obligated to distribute to the participant the following as the Board of Directors of the Company, in its sole discretion, may determine: (i) the number of shares of the common stock of the Company which shall equal the total number of units accumulated in the participant’s stock unit account as of the effective date of termination of the Plan and/or (ii) a sum in cash equal to the balance credited to the participant’s deferred compensation account as of the effective date of termination of the Plan.
Section 12.Section 409A. This Plan is intended to comply with all applicable law, including Code Section 409A of the Internal Revenue Code and related Treasury guidance and regulations, and shall be operated and interpreted in accordance with this intention.